                         CONSENT OF INDEPENDENT AUDITORS


                 We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 of our report dated March 1, 1996, which appears on page F-2 of the annual report on Form 10-KSB of Community Medical Transport, Inc. and subsidiaries for the year ended December 31, 1995. We also consent to the use of our report dated April 30, 1996 relating to the Financial Statements of Hudvalco, Inc., subsidiary and affiliates which appears on Form 8K/A-1 of Community Medical Transport, Inc. and to the reference to our firm under the caption "Experts" in the Prospectus.


Richard A. Eisner & Company, LLP

New York, New York
October 16, 1996